Exhibit 99.1

Company Contact:	Investor Relations Contact:

Doug Norby	Lippert/Heilshorn & Associates
Senior Vice President, Chief Financial Officer	Kirsten Chapman/Moriah Shilton
Mike Forman	415-433-3777
Vice President, Finance and Administration	Moriah@lhai-sf.com
408-894-0700

TESSERA TECHNOLOGIES ANNOUNCES FOURTH QUARTER AND FULL YEAR 2004 RESULTS

-2004 Total Revenue Grew 95 Percent Versus 2003-

San Jose, Calif., February 2, 2005 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, announced today its results for the fourth quarter and year ended December 31, 2004.

Revenue Highlights: Fourth Quarter 2004 Versus Fourth Quarter 2003

•	Total revenue was $18.3 million, versus $10.7 million, an increase of 72 percent.

•	Total intellectual property revenue was $14.3 million, versus $8.4 million, up 71 percent.

•	Intellectual property revenue was $12.2 million, versus $7.4 million, rising 66 percent.

•	Other intellectual property revenue was $2.1 million, more than doubling from $1.0 million in the fourth quarter of 2003.

•	Service revenue was $4.1 million, versus $2.3 million, an increase of 75 percent.

As a result of its strong earnings history and its prospects for continued profitability as well as the recent successful resolution of its dispute with Samsung Electronics, Tessera recognized a $24.7 million income tax benefit in the fourth quarter based on the reversal of the valuation allowance against its deferred tax asset, which consists mainly of net operating losses carried forward (NOL) from prior periods. This is a non-recurring, non-cash item. As a result, net income for the fourth quarter increased to $32.5 million, or $0.69 per diluted share, compared to net income of $3.1 million, or $0.07 per diluted share, for the comparable quarter in the prior year.

Pro forma net income for the fourth quarter of 2004 was $7.7 million and pro forma net income per diluted share was $0.16. Pro forma net income is defined as income adjusted for non-cash tax expense and stock-based compensation.

Free cash flow was $7.1 million and free cash flow per diluted share was $0.15 for the fourth quarter of 2004.

“In 2004 our core business, intellectual property revenue, derived primarily from recurring royalties, grew 56 percent,” stated Bruce McWilliams, Tessera’s chairman, president and chief executive officer. “Already in 2005, we are taking actions to build upon this strong growth in revenue, as evidenced by our recent agreement with Samsung Electronics announced on January 27th. As Samsung Electronics holds market leading positions in DRAM, SRAM, and Flash devices and is expected to lead the industry in manufacturing DDR2 in chip scale packages in 2005, we feel this is a major accomplishment of our licensing program that is expected to significantly impact our revenue in the future.”

“In addition to computing, we believe the wireless and consumer electronics markets will increasingly adopt our chip scale and multi chip packaging technology in 2005, driving another year of strong revenue growth for the company,” McWilliams continued. “We also anticipate growth in our product development services. Product development services revenue grew sequentially each quarter in 2004 and now comprises 18 percent of our total revenue. We believe our product development services and company-funded R&D programs will continue to produce highly innovative advanced packaging technologies that uniquely meet the challenges that our customers and the industry are facing today and in the future.”

Highlights: Year Ended December 31, 2004 Versus Year Ended 2003

•	Total revenue for 2004 was $72.7 million, increasing 95 percent.

•	Total intellectual property revenue for 2004 was $59.6 million, up 109 percent.

•	Intellectual property revenue for 2004 was $39.6 million, rising 56 percent.

•	Service revenue for 2004 was $13.1 million, a 50 percent increase.

•	Net income for 2004 was $59.1 million, or $1.27 per diluted share, including the $24.7 million non-cash income tax benefit the company recorded in the fourth quarter.

•	Pro forma net income for 2004 was $35.0 million and pro forma net income per diluted share was $0.75.

•	Free cash flow for 2004 was $34.0 million and free cash flow per diluted share was $0.73.

“The reversal of our NOL reserve in the fourth quarter provided an obvious non-cash, non-recurring increase to our fourth quarter net income,” said Doug Norby, senior vice president and chief financial officer. “More importantly, however, is the $44 million in cash Tessera generated throughout the year, demonstrating the leverage of our highly profitable business model. We ended 2004 with $108.3 million in cash and cash equivalents. We have a healthy, growing business and feel measures such as our pro forma and free cash flow metrics allow a more accurate understanding of our operating performance.”

“Also in the fourth quarter, we successfully resolved our lawsuit against Samsung Electronics,” Norby continued. “While the settlement was obviously a positive development for the company, we did incur approximately $2.5 million in litigation expenses in the quarter, which were $500,000 higher than expected. Our litigation expenses for the year were 10 percent of revenue.”

2005 Financial Guidance

Tessera expects first quarter 2005 total revenue in the range of $21.5 to $22.0 million. Expenses including cost of revenue, research and development, and selling, general and administration, are projected in the range of $8.4 to $8.8 million. The company’s book tax rate is projected to be 40 percent, with cash taxes paid ranging from six to seven percent of revenue in this first quarter.

Tessera expects full year 2005 total revenue in the range of $89.0 to $91.0 million. Expenses including cost of revenue, research and development, and selling, general and administration, are projected in the range of $39.0 to $40.0 million. The company’s book tax rate is projected to be 40 percent, with cash taxes paid ranging from three to four percent of revenue for the year as a whole.

This guidance does not include any impact relating to the expensing of stock options under the Financial Accounting Standard Board’s statement 123R, which is effective for quarters beginning after June 15, 2005. Expensing of stock options will increase our reported expenses for 2005 beyond the amounts projected above.

Conference Call Information

Tessera Technologies will host its fourth quarter and year-end 2004 conference call on February 2, 2005 at 1:30 p.m. Pacific Time. To access the call in the U.S., please dial 877-866-5534, and for international callers dial 706-679-0753 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. Enter access code 3308407.

About Tessera

Tessera is a leading provider of miniaturization technologies for the electronics industry. Tessera enables new levels of miniaturization and performance by applying its unique expertise in the electrical, thermal and mechanical properties of materials and interconnect. As a result, Tessera’s technologies are widely adopted in high-growth markets including consumer, computing, communications, medical and defense. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Renesas, Toshiba and Texas Instruments. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, the pace of adoption of Tessera’s chip scale and multi-chip packaging technologies by the consumer electronics industry, Tessera’s ability to protect its intellectual property and increases in the costs of that effort and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q filed for the quarter ended September 30, 2004, include more information about factors that could affect the company’s financial results.

- Tables to Follow -

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenues:
Intellectual property revenues	$12,193	$7,356	$39,624	$25,393
Other intellectual property revenues	2,068	1,000	19,998	3,169
Service revenues	4,063	2,321	13,114	8,759

Total net revenues	18,324	10,677	72,736	37,321

Cost of revenues	3,116	1,843	9,613	6,734
Research & development	1,541	1,960	7,107	7,661
Selling, general and administrative	6,311	3,305	20,144	11,030
Stock-based compensation	25	102	231	1,110

Total operating expenses	10,993	7,210	37,095	26,535

Operating Income	7,331	3,467	35,641	10,786
Other income	353	(7)	828	195

Income before taxes	7,684	3,460	36,469	10,981
Income tax provision/(benefit)	(24,813)	365	(22,594)	1,626

Net income	32,497	3,095	59,063	9,355
Cumulative preferred stock dividends in arrears	—	—	—	(6,187)

Net income (loss) attributable to common stockholders	$32,497	$3,095	$59,063	$3,168

Net income (loss) per common share; basic	$0.78	$0.13	$1.47	$0.28

Net income (loss) per common share; diluted	$0.69	$0.07	$1.27	$0.08

Weighted average number of shares used in per share calculations; basic	41,657	23,539	40,077	11,141

Weighted average number of shares used in per share calculations; diluted	47,229	44,711	46,622	41,653

SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

(In thousands)

(unaudited)

Depreciation	$236	$241	$962	$895
Purchases of property and equipment	818	305	1,800	1,489
Income taxes paid	9	365	1,885	1,480
Non-cash income tax expense/(benefit)	(24,822)	—	(24,325)	63
Free cash flow	7,118	3,133	33,977	10,017
Net free cash flow per common share; diluted	$0.15	$0.07	$0.73	$0.24

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED SUMMARY BALANCE SHEET INFORMATION

(In thousands)

(unaudited)

	December 31, 2004	December 31, 2003
Assets
Current Assets:
Cash and cash equivalents	$108,339	$64,379
Accounts receivable	3,263	2,540
Other current assets	16,475	1,335

Total current assets	128,077	68,254

Property and equipment, net	2,484	1,725
Other assets	9,121	102

Total assets	$139,682	$70,081

Liabilities and Stockholders Equity
Current Liabilities:
Accounts payable	$984	$876
Accrued liabilities	3,615	3,014
Deferred revenue	107	202

Total current liabilities	4,706	4,092

Stockholders (deficit) equity
Common stock	42	38
Additional paid in capital	167,359	157,178
Deferred stock based compensation	(414)	(153)
Accumulated deficit	(32,011)	(91,074)

Total stockholders’ equity	134,976	65,989

Total liabilities and stockholders’ equity	$139,682	$70,081

TESSERA TECHNOLOGIES, INC.

RECONCILIATION OF PRO FORMA NET INCOME TO NET INCOME

(In thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Pro forma net income	$7,700	$3,197	$34,969	$4,341

Less:
Stock-based compensation	25	102	231	1,110
Non-cash income tax expense/(benefit)	(24,822)	—	(24,325)	63

Net income, as reported	$34,497	$3,095	$59,063	$3,168

Pro forma net income per common share; diluted	$0.16	$0.07	$0.75	$0.10

Weighted average number of shares used in per share calculations; diluted	47,229	44,711	46,622	41,653

TESSERA TECHNOLOGIES, INC.

The Company has chosen to add a Free Cash Flow (“FCF”) measure to its earnings reporting. The measure in combination with GAAP earnings provides additional insight into the actual cash generation of the Company. However, this does not represent the residual cash flow available for discretionary expenditures. The presentation of FCF is not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and it is not a measure of financial performance as determined in accordance with generally accepted accounting principles in the United States.

RECONCILIATION OF FREE CASH FLOW TO NET INCOME

(In thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Free cash flow	$7,118	$3,133	$33,977	$10,017
Less:
Depreciation	236	241	962	895
Stock-based compensation	25	102	231	1,110
Income tax provision	(24,813)	365	(22,594)	1,626
Cumulative preferred stock dividends in arrears	—	—	—	6,187
Add:
Purchases of property and equipment	818	305	1,800	1,489
Income taxes paid	9	365	1,885	1,480

Net income, as reported	$32,497	$3,095	$59,063	$3,168

Net free cash flow per common share; diluted	$0.15	$0.07	$0.73	$0.24

Weighted average number of shares used in per share calculations; diluted	47,229	44,711	46,622	41,653

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